Exhibit 99.1

Highlands Bancorp, Inc. Receives Preliminary Approval for $6.9 Million of SBLF Capital

VERNON, N.J.--(BUSINESS WIRE)--August 30, 2011--Highlands Bancorp, Inc., (OTC BB: HSBK), (the “Company”), the parent company of Highlands State Bank announced that it has received preliminary approval to receive an investment of up to $6.9 million in the Company’s preferred stock from the United States Department of the Treasury under the Small Business Lending Fund (the SBLF). The SBLF is a voluntary program intended to encourage small business lending by providing capital to qualified community banks at favorable rates.

In connection with the investment, the Company will use $5.6 million of the SBLF funds to redeem all of the outstanding shares of preferred stock issued to the Treasury under the TARP Capital Purchase Program, with the balance used to increase the Bank’s small business lending. Subject to review of the SBLF documentation and final due diligence by the Treasury, the Company anticipates that the closing will take place within 30 days.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's strategies and current views and expectations about new and existing programs and products, relationships, opportunities, and market conditions. These statements may be identified by such forward-looking terminology as "look," "anticipate," ""will," or similar statements. Actual results may differ materially from such forward-looking statements, and no undue reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; passage by Congress of a law which unilaterally amends the terms of the Treasury's preferred stock investment in Highlands Bancorp, Inc. in a way that adversely affects Highlands Bancorp, Inc.; material adverse changes in Highlands Bancorp, Inc.'s operations; a decline in the economy in Highlands Bancorp, Inc.'s primary market areas; changes in relationships with major customers; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. Please also see the risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2010. The statements in this press release are made as of the date of this press release, even if subsequently made available by Highlands Bancorp, Inc. on its website or otherwise. Highlands Bancorp, Inc. assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

CONTACT:
Highlands Bancorp, Inc.
George E. Irwin, President & CEO
973-764-3200
girwin@highlandsstatebank.com